THE LIGHTSTONE GROUP COMPLETES
ACQUISITION OF PRIME GROUP REALTY TRUST

     CHICAGO — (BUSINESS WIRE) — July 1, 2005—Prime Group Realty Trust (NYSE:PGE) (the “Company”), a Chicago-based publicly traded real estate investment trust (REIT), and The Lightstone Group, LLC (“Lightstone”), a New Jersey-based private real estate company, announced today that an affiliate of Lightstone has completed its acquisition of the Company. Originally announced in February 2005, the acquisition was approved by the Company’s shareholders on June 28, 2005.

     As a result of the transaction, Lightstone now controls the Company, and the Company’s common shares will no longer be listed or traded on the New York Stock Exchange. In accordance with the terms of the previously announced merger agreement, each common share of the Company and limited partner unit of Prime Group Realty, L.P., the Company’s operating partnership, was cancelled and converted into the right to receive cash in the amount of $7.25 per common share/limited partner unit, without interest. Letters of transmittal regarding the procedures to receive the merger consideration will promptly be sent to former common shareholders of the Company and limited partner unit holders of the Operating Partnership.

     The Company’s Series B Cumulative Redeemable Preferred Shares (the “Series B Shares”) remain outstanding after the completion of the acquisition. Concurrently with the completion of the acquisition, all accrued but unpaid distributions on the Company’s Series B Shares, plus distributions on the Series B Shares for the third quarter of 2005, were paid to the holders of the Series B Shares.

     Also in connection with the completion of the acquisition, Lightstone caused the Company and its operating partnership to adopt and assume two previously disclosed employment agreements, each dated as of May 31, 2005, between an affiliate of Lightstone and Jeffrey A. Patterson, the Company’s President and Chief Executive Officer, and James F. Hoffman, its Executive Vice President, General Counsel and Secretary.

     In connection with the acquisition, Mr. Patterson agreed to remain as a trustee of the Company. Messrs. Jacque Ducharme, Stephen Nardi, Christopher Nassetta, Douglas Crocker, Ray D’Ardenne and Daniel Lupiani have been succeeded as trustees of the Company by Messrs. David Lichtenstein, the Chairman and Principal of Lightstone, Michael Schurer, the Chief Financial Officer of Lightstone, and Bruno de Vinck, a Senior Vice President of Lightstone, each named as non-independent trustees of the Company, and Messrs. George R. Whittemore, John M. Sabin, and Shawn R. Tominus, each named as the Company’s independent trustees and members of its audit committee. Mr. Richard FitzPatrick resigned from his position as Executive Vice President — Chief Financial Officer of the Company.

     David Lichtenstein, Chairman and Chief Executive Officer of The Lightstone Group, commented, “We are pleased to have finalized this acquisition, which provides Lightstone with a portfolio of high-quality office properties and a platform to acquire and operate additional office and industrial assets in the Midwest.”

     Jeffrey A. Patterson, the Company’s President and Chief Executive Officer, said that, “We have successfully completed a process which resulted in a sale of the Company at $7.25 per share, which is approximately 68% higher than where our shares were trading approximately two and one-half years ago when we started this process.” Mr. Patterson continued, “We intend to continue operating the Company as a Chicago-based company and to remain focused on providing excellent service to our existing tenants and to aggressively attract new tenants.”

     Prime Group Realty Trust’s assets include joint venture interests in the RR Donnelley Building at 77 West Wacker Drive and Bank One Center at 131 South Dearborn Street in Chicago’s Central Business District. The Company also owns the landmark IBM Plaza, 180 N. LaSalle Street and 208 S. LaSalle Street properties in the Chicago Central Business District, as well as numerous suburban Chicago office assets.

     Wachovia Securities acted as financial advisor to the Company’s Board of Trustees, Winston & Strawn LLP provided legal advice to the Company and Herrick, Feinstein LLP provided legal advice to Lightstone.

     About The Lightstone Group

     Founded in 1988, The Lightstone Group is ranked among the 25 largest real estate companies in the industry with a diversified portfolio of over 20,000 residential units as well as office, industrial and retail properties totaling approximately 27 million square feet of space in 28 states and Puerto Rico. Headquartered in Lakewood, New Jersey, The Lightstone Group employs over 1,000 professionals and maintains regional offices in Chicago, New York, Maryland, Virginia and California. The Lightstone Group has acquired in excess of $2 billion in real estate over the past 20 months.

     For more information on The Lightstone Group, contact the Company’s Lakewood, New Jersey headquarters at (800)-347-4078 or visit www.lightstonegroup.com.

     About Prime Group Realty Trust

     Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of approximately 4.6 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, three joint venture interests in office properties totaling 2.8 million net rentable square feet, and approximately 6.3 acres of land suitable for new construction. To learn more, visit the Company’s website at www.pgrt.com.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “will be,” “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

The Lightstone Group, LLC
David W. Lichtenstein, 800-347-4078
Chairman and CEO

or

Prime Group Realty Trust
Jeffrey A. Patterson, 312-917-1300
President and CEO

or

Media Inquiries for The Lightstone Group:

Beckerman Public Relations
Michael D. Beckerman, 908-781-6420
President
Fax: (908) 781-6422
michael@beckermanpr.com